Exhibit 99.1

Cray Media:	Cray Investors:	The Offices @ MOA:
Nick Davis	Paul Hiemstra	Dan Jasper
206/701-2123	206/701-2044	952/883-8829
pr@cray.com	ir@cray.com	dan.jasper@moa.net

CRAY TO RELOCATE ITS SAINT PAUL LOCATION TO

THE OFFICES AT MALL OF AMERICA

Seattle, WA – April 26, 2016 – In order to support the long-term growth of the Company, global supercomputer leader Cray Inc. (Nasdaq: CRAY) today announced it has signed a lease to be the new anchor tenant at The Offices @ MOA property in Bloomington, Minnesota.

Located at Mall of America®, The Offices @ MOA is a brand new office complex that offers quick access to retail, hospitality, parking and public transportation. Under the terms of the agreement, Cray will lease approximately 87,500 square feet of new office space in the top four floors of the 10-story building. Additionally, Cray has options to expand further in the building if necessary.

“After a careful consideration of all our options, we have made the decision to leave our current location in downtown St. Paul and relocate our employees to The Offices @ MOA complex,” said Fred Kohout, chief marketing officer at Cray. “Saint Paul has been a great regional home for Cray over the last seven years. While it’s always tough to leave a location you love, we are excited to move to a new site that will better facilitate our growth, and allow us to continue to build upon our strong presence in the region.”

Kohout added, “The Offices @ MOA is an amazing facility with impressive amenities that our local employees, guests of Cray and visiting employees will all be able to take advantage of. We look forward to continuing to build a great future in our new location.”

“We are very excited to welcome Cray as our anchor office tenant in the Offices @ MOA,” said Kurt Hagen, SVP of Development at Mall of America. “We were very mindful during our search for an anchor tenant because we wanted to find that perfect fit. Cray will be a terrific complement to our property.”

Cray expects its move to The Offices @ MOA will be completed in the first half of 2017. Cray currently employs more than 350 people in St. Paul, but is forecasting that number to increase by the time the move to the new office is completed.

About Cray Inc.

Global supercomputing leader Cray Inc. (Nasdaq: CRAY) provides innovative systems and solutions enabling scientists and engineers in industry, academia and government to meet existing and future simulation and analytics challenges. Leveraging more than 40 years of experience in developing and servicing the world’s most advanced supercomputers, Cray offers a comprehensive portfolio of supercomputers and big data storage and analytics solutions delivering unrivaled performance, efficiency and scalability. Cray’s Adaptive Supercomputing vision is focused on delivering innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to meet the market’s continued demand for realized performance. Go to www.cray.com for more information.

About Mall of America®

Mall of America (MOA) is the largest retail and entertainment complex in North America. At 5.6 million square feet, MOA is home to more than 520 world-class shops; Nickelodeon Universe, the nation’s largest indoor family theme park; SEA LIFE Minnesota Aquarium, a 1.3 million gallon walk-through aquarium; Hard Rock Café; Moose Mountain Adventure Golf; Theatres at Mall of America, a 14-screen movie theater with digital projection including 4K, digital sound and 3D capabilities; Radisson Blu Mall of America, a 500-room hotel connected by skyway to Mall of America. The Mall opened in August of 1992 and is located in Bloomington, Minn., just minutes from downtown Minneapolis and St. Paul. The Mall recently unveiled a $325 million expansion project on all three levels on the north side. The expansion includes a 342-room JW Marriott hotel and office tower, new dining options, a tourist welcome center and large event space. Follow Mall of America on Facebook and Twitter or visit our blog.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933, including, but not limited to, statements related to the timing of the move to The Offices @ MOA and the number of employees in the region for Cray. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those anticipated by these forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risks as identified in the Company’s annual report on Form 10-K for the year ended December 31, 2015, and from time to time in other reports filed by Cray with the U.S. Securities and Exchange Commission. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. Cray undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company’s expectations.

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CRAY, and the stylized CRAY mark are registered trademarks of Cray Inc. in the United States and other countries.